                                                                      Exhibit 99.1

News Release

AGL Resources’ Jefferson Island Storage & Hub receives unanimous approval of operating agreement from Louisiana Mineral and Energy Board
Agreement enables JISH to pursue necessary approvals to expand storage facility

ERATH, La. – December 9, 2009 - AGL Resources (NYSE: AGL) subsidiary Jefferson Island Storage & Hub, LLC (JISH) announced today that the Louisiana Mineral and Energy Board approved by a 8-0 vote an operating agreement between JISH and the state of Louisiana.

The new agreement enables JISH to resume its efforts to gain the environmental, safety and other regulatory approvals needed to proceed with its plan to create two new natural gas storage caverns. JISH currently operates two natural gas storage caverns in the Jefferson Island salt dome approximately 3,000 feet below the surface of Lake Peigneur in Iberia Parish.

The new operating agreement incorporates several benefits specifically for local residents, including:

•	Language restricting the use of future caverns to store only natural gas
•	Commitment to limit average daily withdrawal of water from the Upper Chicot aquifer to 3 million gallons per day during cavern creation
•	Construction of a barricade surrounding the well heads to protect watercraft on Lake Peigneur, as well as a wind direction indicator

“The Mineral and Energy Board’s approval of the operating agreement benefits everyone involved,” said Dana Grams, president of Jefferson Island Storage & Hub, LLC.

“The operating agreement allows us the opportunity to engage in the regulatory process and seek to expand our facility, which will enable JISH to better serve our customers and the public,” Grams said.

“The agreement also benefits the local community because it facilitates a proposed infrastructure development project that is expected to produce more than $90 million in economic impact – including the creation of more than 350 direct and indirect construction jobs and additional full-time jobs at the facility,” Grams said.

“We also worked with the state of Louisiana to ensure that the operating agreement includes several benefits specifically for local residents – namely, to restrict the use of future caverns to the storage of natural gas, to limit water draw-downs from the Upper Chicot aquifer and to erect a safety barrier and wind direction indicator at the well heads,” Grams said.

“Finally, the new operating agreement benefits the state in a number of ways. In addition to the potential economic benefits, an expanded storage facility at JISH would strengthen Louisiana’s position as the centerpiece of an increasingly important natural gas industry,” Grams said.

Approval of the operating agreement resolves a pending lawsuit between the parties over a disputed mineral lease. At issue was JISH’s right to proceed with its plans to create new natural gas storage caverns below its existing surface lease.

JISH currently consists of two salt dome storage caverns with 7.5 billion cubic feet (Bcf) of working gas capacities, 0.7 Bcf / day withdrawal capacities and 0.4 Bcf /day injection capacities. JISH provides storage and hub services through direct connection to the Henry Hub via the Sabine Pipeline and eight other pipelines: Texas Gas Transmission, Columbia Gulf Transmission, Sea Robin Pipeline, Tennessee Gas Pipeline, Trunkline Gas Company, Gulf South Pipeline, NGPL and CrossTex Energy Pipeline.

The addition of two new storage caverns would expand the total working gas capacity of JISH to approximately 19.5 Bcf.

Salt dome storage is considered the safest and most environmentally secure means of storing natural gas by the U.S. Department of Energy, and there are more than 60 similar facilities along the Gulf Coast. The two existing JISH caverns have operated safely since their initial commercial operation in 1994.

About AGL Resources
AGL Resources (NYSE: AGL), an Atlanta-based energy services company, serves approximately 2.3 million customers in six states. The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout North America. As a current 70-percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. The company also owns and operates Jefferson Island Storage & Hub, a high-deliverability natural gas storage facility near the Henry Hub in Louisiana. For more information, visit www.aglresources.com.

Forward-Looking Statements
Certain expectations regarding the future expansion of the JISH existing storage facility referenced in this press release are forward-looking statements. Our expectations are not guarantees and are based on currently available information. While we believe our expectations are reasonable in view of currently available information, our expectations are subject to future events, risks and uncertainties, and there are several factors -- many beyond our control -- that could cause results to differ significantly from our expectations. Such events, risks and uncertainties include, but are not limited to, the approval process of the state of Louisiana's Department of Natural Resources and other regulatory bodies; political developments in Louisiana; the estimated economic benefits to Louisiana of the Jefferson Island project; the impact of changes in state and/or federal legislation and regulation; financial market conditions and general economic conditions; uncertainties about environmental issues and the related impact of such issues; and other factors that are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and we do not undertake to update these statements to reflect subsequent changes.

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Contact:                 Alan Chapple
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achapple@aglresources.com